Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on August 6, 2019

Registration Statement No. 333-229068-03

ABS: GM Financial $1bn GMALT 2019-3 * Pxg Details

GM Financial Automobile Leasing Trust 2019-3

Jt-Leads: BofAML(struc), Citi, Miz and SMBC

Co-Mgrs: CIBC, Lloyds, NatWest, RBC and Scotia

Selling: Williams

CLS	Size ($mm)	WAL	S/F	EXP	LGL	BENCH	Yield	Priced	Cpn

==================================================================================================================
A-1	180.000	0.30	A-1+/F1+	3/20	8/20/20	intLr + 4	2.19983	100.00000
A-2A	265.000	1.03	AAA/AAA	1/21	10/20/21	EDSF + 30	2.102	99.99707	2.09
A-2B	75.000	1.03	AAA/AAA	1/21	10/20/21	1mLr + 27		100.00000
A-3	280.000	1.77	AAA/AAA	9/21	6/20/22	EDSF + 43	2.045	99.98897	2.03
A-4	81.150	2.20	AAA/AAA	11/21	7/20/23	ISWP + 47	2.043	99.99060	2.03
B	47.550	2.38	AA/AA	1/22	7/20/23	ISWP + 62	2.174	99.99020	2.16
C	44.280	2.49	A/A	2/22	7/20/23	ISWP +82	2.362	99.99884	2.35
D	27.330	2.57	BBB/BBB	3/22	12/20/23	ISWP

==================================================================================================================

BILL & DELIVER:	BofAML	BBG TICKER:	GMALT 19-3
EXPECTED RATINGS:	S&P/FITCH	REGISTRATION:	SEC Registered
EXPECTED SETTLE:	08/14/19	FIRST PAY DATE:	09/20/19
PXG SPEED:	100% PPC to Maturity
ERISA ELIGIBLE:	YES	DENOMS:	$1k/$1k	CUSIPS: A-1:	38013TAA9

A-2A:	38013TAB7
A-2B:	38013TAC5
A-3:	38013TAD3
A-4:	38013TAE1
B:	38013TAF8
C:	38013TAG6
D:	38013TAH4

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The issuer has filed a registration statement (including a prospectus) with the SEC for the new offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or by dg.prospectus_request@baml.com.